Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Banc of California, Inc. 2018 Omnibus Stock Incentive Plan and Amended and Restated PacWest Bancorp 2017 Stock Incentive Plan of our reports dated February 27, 2023, with respect to the consolidated financial statements of Banc of California, Inc. and the effectiveness of internal control over financial reporting of Banc of California, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California
December 1, 2023